press information

MOOG INC., EAST AURORA, NEW YORK 14052   TEL-716/652-2000   FAX -716/687-4457

release date	Immediate	contact	Ann Marie Luhr
	November 5, 2009		716-687-4225

MOOG REPORTS FISCAL ’09 FOURTH QUARTER AND
YEAR-END EARNINGS

Moog Inc. (NYSE: MOG.A and MOG.B) announced today fiscal year 2009 sales of $1.849 billion, net earnings of $85 million and earnings per share of $1.98.  The Company’s sales and earnings were both impacted by the global recession.  Sales for the year were down 3% and earnings were down 29% compared to last year.

For the fourth quarter, sales of $504 million were up 3% from last year, while net earnings of $15.2 million and earnings per share of $.35 were just about half of last year’s earnings levels.  Earnings in the quarter were impacted by a higher cost sales mix and a $5 million charge for restructuring expense.

Aircraft sales for the year were $664 million, down 1% from the year previous.  Military aircraft sales, of $417 million, were up 5% with sales increases on the F-18 fighter, the V-22 tilt rotor, the Blackhawk helicopter and the Indian Light Combat Aircraft (LCA).  Military aftermarket sales were also strong at $135 million, up 11%.  Commercial aircraft sales for the year of $214 million were down 21%.  Sales to Boeing Commercial were impacted by their two-month strike.  Sales to business jet manufacturers were $39 million, down 38%, and aftermarket revenue of $82 million was down 8% from a year ago.  The Company’s new navigational aids product line had sales of $33 million and benefitted from the 2009 acquisition of Fernau Avionics. In the fourth quarter, Aircraft sales of $177 million were the same as last year.  Once again, military aircraft sales were up 5%, the result of increases on the F-18, F-15 and the LCA.  Commercial aircraft revenues in the quarter of $56 million were down 21%.  Boeing Commercial revenues were down 12% and business jet sales were one-third of last year’s level.

The Space and Defense segment was largely unaffected by the recession and had a very strong year.  Sales of $275 million were up 8%.  Sales of positioning controls for satellites and steering controls for satellite launch vehicles were up $13 million to a total of $75 million.  The tactical missile business at $31 million was also up 18%.  Vibration controls, naval applications and homeland security product lines produced a $20 million increase over last year.  These product lines have had the benefit of recent acquisitions.  Space and Defense fourth quarter sales were $70 million, up 12% from a year ago.  The growth was driven by satellite controls, tactical missiles, naval applications and homeland security.

Sales for the year in the Industrial Systems segment were $455 million, a 15% decline, despite the addition of $69 million in revenue from recent acquisitions in the wind energy market.  Sales were down for the year in all the capital equipment markets including plastics and metal forming machinery, motion simulators, steel mills and test equipment.  Sales in the fourth quarter of $138 million were up 1% but included $49 million in revenue from the acquisitions.  Sales of products in capital equipment markets were down by 40%.

In the Components Group, sales for the year of $346 million and for the fourth quarter of $89 million were both within 1% of last year’s level.  The pattern was the same in both the year and the quarter.  Sales were strong in the aircraft and space and defense markets. Marine sales have slowed down reflecting reduced equipment orders for offshore oil drilling equipment.  Sales in the medical market were down slightly and sales of industrial products ran at 75% of last year’s level.

For the year, the Medical Devices segment generated sales of $111 million, up 7% from last year.  For the quarter, sales in Medical Devices of $31 million were up 19% from a year ago. Two recent acquisitions, Ethox and Aitecs, accounted for the increases.

Year-end backlog of $1.1 billion was up $236 million, or 27%, from a year ago.

The Company updated its guidance for FY 2010.  The current forecast has sales of $2.120 billion, net earnings of $103 million, and earnings per share of $2.25, a 14% increase over fiscal ’09.  The Company suggests a range of plus or minus $.10 per share around the 2010 earnings per share projection.

“When we entered fiscal ’09 we hoped that the global recession would not have much impact on our Company,” said R.T. Brady, Chairman and CEO.  “It didn’t turn out that way.  Our sales in the industrial markets, in business jets, and in medical devices all felt the effect.  Our folks on the front line met the challenge.  In the midst of the worst recession since the ‘30’s, our Company had net earnings of 4.6% of sales.  We’ve adjusted to the current market conditions and we’re ready to resume growth in 2010.”

Moog Inc. is a worldwide designer, manufacturer, and integrator of precision control components and systems.  Moog’s high-performance systems control military and commercial aircraft, satellites and space vehicles, launch vehicles, missiles, automated industrial machinery, wind energy, marine and medical equipment.  Additional information about the company can be found at www.moog.com.

Cautionary Statement

Information included herein or incorporated by reference that does not consist of historical facts, including statements accompanied by or containing words such as “may,” “will,” “should,” “believes,” “expects,” “expected,” “intends,” “plans,” “projects,” “approximate,” “estimates,” “predicts,” “potential,” “outlook,” “forecast,” “anticipates,” “presume” and “assume,” are forward-looking statements. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and are subject to several factors, risks and uncertainties, the impact or occurrence of which could cause actual results to differ materially from the expected results described in the forward-looking statements. These important factors, risks and uncertainties include (i) fluctuations in general business cycles for commercial aircraft, military aircraft, space and defense products, industrial capital goods and medical devices, (ii) our dependence on government contracts that may not be fully funded or may be terminated, (iii) our dependence on certain major customers, such as The Boeing Company and Lockheed Martin, for a significant percentage of our sales, (iv) the possibility that the demand for our products may be reduced if we are unable to adapt to technological change, (v) intense competition which may require us to lower prices or offer more favorable terms of sale, (vi) our significant indebtedness, which could limit our operational and financial flexibility, (vii) the possibility that new product and research and development efforts may not be successful which could reduce our sales and profits, (viii) increased cash funding requirements for pension plans, which could occur in future years based on assumptions used for our defined benefit pension plans, including returns on plan assets and discount rates, (ix) a write-off of all or part of our goodwill or intangible assets, which could adversely affect our operating results and net worth and cause us to violate covenants in our bank agreements, (x) the potential for substantial fines and penalties or suspension or debarment from future contracts in the event we do not comply with regulations relating to defense industry contracting, (xi) the potential for cost overruns on development jobs and fixed price contracts and the risk that actual results may differ from estimates used in contract accounting, (xii) the possibility that our subcontractors may fail to perform their contractual obligations, which may adversely affect our contract performance and our ability to obtain future business, (xiii) our ability to successfully identify and consummate acquisitions, and integrate the acquired businesses and the risks associated with acquisitions, including the risks that the acquired businesses do not perform in accordance with our expectations, and that we assume unknown liabilities in connection with the acquired businesses for which we are not indemnified, (xiv) our dependence on our management team and key personnel, (xv) the possibility of a catastrophic loss of one or more of our manufacturing facilities, (xvi) the possibility that future terror attacks, war or other civil disturbances could negatively impact our business, (xvii) that our operations in foreign countries could expose us to political risks and adverse changes in local, legal, tax and regulatory schemes, (xviii) the possibility that government regulation could limit our ability to sell our products outside the United States, (xix) product quality or patient safety issues with respect to our medical devices business that could lead to product recalls, withdrawal from certain markets, delays in the introduction of new products, sanctions, litigation, declining sales or actions of regulatory bodies and government authorities, (xx) the impact of product liability claims related to our products used in applications where failure can result in significant property damage, injury or death and in damage to our reputation, (xxi) the possibility that litigation may result unfavorably to us, (xxii) our ability to adequately enforce our intellectual property rights and the possibility that third parties will assert intellectual property rights that prevent or restrict our ability to manufacture, sell, distribute or use our products or technology, (xxiii) foreign currency fluctuations in those countries in which we do business and other risks associated with international operations, (xxiv) the cost of compliance with environmental laws, (xxv) the risk of losses resulting from maintaining significant amounts of cash and cash equivalents at financial institutions that are in excess of amounts insured by governments, (xxvi) the inability to modify, to refinance or to utilize amounts available to us under our credit facilities given uncertainties in the credit markets, (xxvii) our ability to meet our credit facilities’ restrictive covenants, breach of which could result in a default under our credit agreements and (xxviii) the risk that our credit rating is lowered or that other action is taken by credit rating agencies, or other third parties, that negatively impacts our credit rating or creditworthiness, (xxix) our customer’s inability to pay us due to adverse economic conditions or their inability to access available credit. The factors identified above are not exhaustive. New factors, risks and uncertainties may emerge from time to time that may affect the forward-looking statements made herein. Given these factors, risks and uncertainties, investors should not place undue reliance on forward-looking statements as predictive of future results. We disclaim any obligation to update the forward-looking statements made in this release.

Moog Inc.
CONSOLIDATED STATEMENTS OF EARNINGS
(dollars in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	October 3,	September 27,	October 3,	September 27,
	2009	2008	2009	2008

Net sales	$504,335	$490,846	$1,848,918	$1,902,666
Cost of sales	366,405	337,388	1,311,618	1,293,452
Gross profit	137,930	153,458	537,300	609,214

Research and development	27,895	28,913	100,022	109,599
Selling, general and administrative	72,623	75,302	281,173	294,936
Restructuring expense	5,121	-	15,067	-
Interest	10,827	9,683	39,321	37,739
Equity in earnings of LTi and other	170	651	(8,844)	(1,095)
	116,636	114,549	426,739	441,179
Earnings before income taxes	21,294	38,909	110,561	168,035

Income taxes	6,107	7,255	25,516	48,967
Net earnings	$15,187	$31,654	$85,045	$119,068

Net earnings per share

Basic	$0.36	$0.74	$2.00	$2.79
Diluted	$0.35	$0.73	$1.98	$2.75

Average common shares outstanding

Basic	42,672,736	42,684,157	42,598,321	42,604,268
Diluted	42,973,141	43,277,694	42,906,495	43,256,888

Moog Inc.
CONSOLIDATED SALES AND OPERATING PROFIT
(dollars in thousands)

	Three Months Ended		Twelve Months Ended
	October 3,	September 27,	October 3,	September 27,
	2009	2008	2009	2008

Net Sales
Aircraft Controls	$176,737	$176,349	$663,463	$672,930
Space and Defense Controls	70,046	62,377	274,501	253,266
Industrial Systems	137,630	136,335	454,629	532,098
Components	89,088	89,837	345,509	340,941
Medical Devices	30,834	25,948	110,816	103,431
Net sales	$504,335	$490,846	$1,848,918	$1,902,666
Operating Profit (Loss) and Margins
Aircraft Controls	$11,343	$13,449	$52,349	$54,979
	6.4%	7.6%	7.9%	8.2%
Space and Defense Controls	9,523	5,963	40,018	29,261
	13.6%	9.6%	14.6%	11.6%
Industrial Systems	7,627	16,708	30,797	73,467
	5.5%	12.3%	6.8%	13.8%
Components	10,932	16,073	55,671	60,644
	12.3%	17.9%	16.1%	17.8%
Medical Devices	(763)	2,148	(7,425)	9,062
	(2.5)%	8.3%	(6.7)%	8.8%
Total operating profit	38,662	54,341	171,410	227,413
	7.7%	11.1%	9.3%	12.0%

Deductions from Operating Profit
Interest expense	10,827	9,683	39,321	37,739
Equity-based compensation expense	1,031	857	5,682	4,551
Corporate expenses and other	5,510	4,892	15,846	17,088
Earnings before Income Taxes	$21,294	$38,909	$110,561	$168,035

Moog Inc.
CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	October 3,	September 27,
	2009	2008

Cash	$81,493	$86,814
Receivables	547,571	517,361
Inventories	484,261	408,295
Other current assets	97,073	77,915
Total current assets	1,210,398	1,090,385
Property, plant and equipment	481,726	428,120
Goodwill and intangible assets	918,770	635,490
Other non-current assets	23,423	73,252
Total assets	$2,634,317	$2,227,247

Notes payable	$16,971	$7,579
Current installments of long-term debt	1,541	1,487
Contract loss reserves	50,190	20,536
Other current liabilities	377,559	347,491
Total current liabilities	446,261	377,093
Long-term debt	814,574	661,994
Other long-term liabilities	308,449	193,750
Total liabilities	1,569,284	1,232,837
Shareholders' equity	1,065,033	994,410
Total liabilities and shareholders' equity	$2,634,317	$2,227,247